Filed Pursuant to Rule 433
Registration Statement Nos. 333-202913 and 333-180300-03
May 2, 2017

May 2017 - Credit Suisse Market-Linked Notes

Please find the summary of the indicative terms for our May offerings below. All terms, including but not limited to the contingent coupon rate, upside participation rate, knock-in level, coupon barrier level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date. Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The sales concessions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. Each of these summaries of the indicative terms for our May offerings is a general description of the terms of such offering. Please see the applicable offering document at the links provided below. See “Selected Risk Considerations” in the applicable offering documents.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Indications Due By 5/17/2017 4:00 PM EST

EQUITY-LINKED ALTERNATIVES
INCOME / CASH FLOW ALTERNATIVES
3 Year S&P 500® Russell 2000® Contingent Coupon Callable Yield Notes
Subject to Early Redemption, if a Coupon Barrier Event does not occur on an Observation Date, contingent coupons will be paid at a rate expected to be between 6.25% and 7.25% per annum* on the immediately following Contingent Coupon Payment Date. If Coupon Barrier Event occurs, no contingent coupon will be paid on the immediately following Contingent Coupon Payment Date. If a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of securities held.
CUSIP	Underlying(s)	Knock-In Level	Coupon Barrier Level	Contingent Coupon Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22550B3T8	S&P 500® Index and Russell 2000® Index	Approximately 70% of Initial Level; European Knock-In	Approximately 70% of Initial Level	[6.25-7.25]%	1.50%	U2071	U2071	5/19/17	5/26/17	5/26/20
3 Year Russell 2000® Euro Stoxx 50® Contingent Coupon Callable Yield Notes
Subject to Early Redemption, if a Coupon Barrier Event does not occur on an Observation Date, contingent coupons will be paid at a rate expected to be between 7.85% and 8.85% per annum* on the immediately following Contingent Coupon Payment Date. If Coupon Barrier Event occurs, no contingent coupon will be paid on the immediately following Contingent Coupon Payment Date. If a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of securities held•
CUSIP	Underlying(s)	Knock-In Level	Coupon Barrier Level	Contingent Coupon Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22550B3Q4	Russell 2000® Index and Euro Stoxx 50® Index	Approximately 70% of Initial Level; European Knock-In	Approximately 70% of Initial Level	[7.85-8.85]%	1.50%	U2070	U2070	5/19/17	5/26/17	5/26/20

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Securities that identify Credit Suisse AG, Nassau Branch as issuer, when and if issued, will be offered pursuant to a registration statement filed by Credit Suisse (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the registered offerings to which these materials relate.

Before you invest, you should read the prospectus supplement and prospectus and the other documents relating to these registered offerings that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and to understand fully the terms of such securities and other considerations that are important in making a decision about investing in such securities.

You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in the offerings will arrange to send you the applicable prospectus supplement and prospectus as well as any product supplement, underlying supplement and pricing supplement if you so request by calling toll-free 1-800-221-1037.

The commissions listed above represent the sales commission portion of the underwriting discount. Please follow the attached hyperlink to an important disclosure: http://www.credit-suisse.com/legal/marketcommentary

*All terms, including but not limited to the contingent coupon rate, upside participation rate, knock-in level, coupon barrier level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date. Additionally, dates listed are expected dates, which are subject to change due to market conditions. The sales concessions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. Each of these summaries of the indicative terms for our May offerings is a general description of the terms of such offering. Please see the applicable offering document at the links provided below. See “Selected Risk Considerations” in the applicable offering documents.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this structured product offering list relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. If the terms described in the applicable Preliminary Pricing Supplement are inconsistent with those discussed herein, the terms described in the applicable Preliminary Pricing Supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-877-927-7335.